Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION FIRM

We consent to the inclusion in Mobile Mini, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 of references to our Valuation Reports relating to the estimation of the net orderly liquidation value of Mobile Mini’s rental fleet appraised as of September 30, 2015 and to references to our firm’s name therein, and to the incorporation by reference in the Registration Statements Nos. 333-41495, 333-86495, 333-43954, 333-65566, 333-107333, 333-136595, 333-162871, 333-188513, and 333-194053 on Form S-8 and No. 333-212282 on Form S-4 of Mobile Mini, Inc. of our Valuation Reports relating to the estimation of the net orderly liquidation value of Mobile Mini’s rental fleet appraised as of September 30, 2015 which appears in this Form 10-Q and to references to our firm’s name therein.

Gordon Brothers-AccuVal

/s/ William R. Corwin
William R. Corwin, ASA, CEA
Director, Machinery & Equipment

July 28, 2016